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September 12, 2001

Brian Minish
Western Plains Energy, LLC
800 Main, P.O. Box 567
Hoxie, Kansas 67740

Dear Mr. Minish:

The purpose of this letter is to set forth the understanding and agreement between U.S. Energy Services, Inc. (U.S. Energy) and Western Plains Energy, LLC (CUSTOMER) regarding the provision of energy management and engineering services.

TERM - The initial term of this Agreement shall be from September 1, 2001 through August 31, 2002, and thereafter for successive one year terms unless and until terminated by either party with thirty (30) days notice.

U.S. ENERGY SHALL:

1. Provide a detailed economic comparison of receiving natural gas transportation service from a Local Distribution Company (LDC), or directly connecting with Alternative Pipeline (Pipeline) sources for facility sites under consideration. U.S. Energy will provide CUSTOMER with engineering cost estimates, route drawings, and a project timeline related to constructing pipeline facilities directly connecting CUSTOMER with PIPELINE.

         In the event that a direct connect pipeline option is selected, U.S. Energy will submit a tap request to PIPELINE. Engineering and construction management services related to constructing facilities that will interconnect with PIPELINE can be provided by U.S. Energy Services on a fee basis.

2. Determine whether firm, interruptible, or a blend of transportation entitlement with PIPELINE will provide the lowest burnertip cost for CUSTOMER. Factors that will be considered include PIPELINE credits for the new interconnect, cost of an alternate fuel the system, and availability of specific receipt point capacity. Analysis of the costs and benefits will require U.S. Energy to negotiate as CUSTOMER'S agent with PIPELINE and other potential third party shippers.

3. Provide natural gas supply information to minimize the cost of natural gas purchased by CUSTOMER. This will include acquiring multiple supply quotes and reporting to CUSTOMER the various supply index and fixed prices. U.S. Energy will not take title to CUSTOMER gas supplies, but will communicate supply prices and potential buying strategies.

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4.       Negotiate directly with PIPELINE, other shippers, and suppliers to provide transportation, balancing, and supply agreements that meet CUSTOMER'S performance criteria at the lowest possible cost.

5. Provide daily nominations to PIPELINE and other applicable parties for CUSTOMER. This will include daily written confirmations to CUSTOMER of all nominations and actual daily usage. U.S. Energy will utilize telemetering to obtain actual usage on a real time basis.

6. Provide advisory services to CUSTOMER regarding electric pricing and service agreements. Such services will include, but are not limited to, the following:

         a. Evaluation of regulatory and legislative precedent regarding electric supplier choice options.

         b.       Identification of qualified electric suppliers.

         c.       Evaluation of self-generation options.

         d. Development and implementation of an electric sourcing strategic plan. Such plan may include a competitive bid process and/or installation of on- site generation.

         e. Negotiation of electric service agreements that meet the pricing and reliability requirements of CUSTOMER.

7. Prepare detailed cost estimates for substation, transformation and distribution equipment required for service options proposed by service providers.

8. Prepare, implement and modify, as required, an electric and natural gas price risk management plan. The objective of the plan is to achieve stable forward prices that are consistent with CUSTOMER's risk profile and pricing objectives.

9. U.S. Energy will also evaluate on an ongoing basis other options that may reduce energy costs.

10. Provide a monthly projection of energy cost (natural gas and electricity) and annual summaries.

11. Provide a consolidated monthly invoice that reflects all applicable costs. U.S. Energy will be responsible for reconciling and paying all shipper and supplier invoices.

FEES: U.S. Energy's fee for services described in items 1-11 during the initial term of this agreement shall be $2,800 per month, plus pre-approved travel expenses not to exceed $2,500 during the initial term of this agreement. $500 of the monthly fee will be payable upon billing. The remaining $2,300 of the monthly fee will be deferred and collected only when and if investor funds are released from Escrow. In the event funds are not released from Escrow, this Agreement shall

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become null and void and both parties will be relieved of professional and/or financial obligations due the other party, including the accrued monthly charges.

TERMINATION: CUSTOMER shall have the unilateral right to terminate this Agreement, with or without cause, at any time during the initial term and any subsequent term of the Agreement with thirty (30) days written notification if not satisfied with U.S. Energy's service.

BILLING AND PAYMENT: On the first of the month, U.S. Energy shall invoice CUSTOMER. CUSTOMER shall pay U.S. Energy within ten (10) days of receipt of invoice.

INDEPENDENT CONTRACTOR: U.S. Energy shall be and remain an independent contractor-consultant during the term of this Agreement, and U.S. Energy, its directors, officers and employees, shall not act for, or bind CUSTOMER in any manner, unless specifically directed by CUSTOMER.

CONFIDENTIALITY: U.S. Energy shall not divulge to any other person or party any information developed by U.S. Energy hereunder or revealed to U.S. Energy pursuant to this Agreement, unless such information is (a) already in U.S. Energy's possession if such information is not known by U.S. Energy to be subject to another Confidentiality Agreement, or (b) is or becomes generally available to the public other than as a result of an unauthorized disclosure by U.S. Energy, its officers, employees, directors, agents or its advisors, or (c) becomes available to U.S. Energy on a non-confidential basis from a source which is not known to be prohibited from disclosing such information to U.S. Energy by legal. contractual or fiduciary obligation to the supplier, or (d) is required by U.S. Energy to be disclosed by court order, or (e) is permitted by CUSTOMER. All such information shall be and remain the property of CUSTOMER unless such information is subject to another Confidentiality Agreement, and upon the termination of this Agreement, U.S. Energy shall return all such information upon CUSTOMER's request.

CONFLICT OF INTEREST: U.S. Energy will not, directly or indirectly, engage in any activities which would result in any conflict of interest with CUSTOMER, or enable U.S. Energy to benefit from its relationship with CUSTOMER, except as provided in this Agreement or approved by CUSTOMER.

NOTICES: Any formal notice, request or demand which a party hereto may desire to give to the other respecting this Agreement shall be in writing and shall be considered as duly delivered as of the postmark date when mailed by ordinary, registered or certified mail by said party to the following addresses:

CUSTOMER:                  Western Plains Energy, LLC
                           800 Main, P.O. Box 567
                           Hoxie, Kansas 67740
U.S. Energy:
         (Payment)         U.S. Energy Services, Inc.
                           c/o US Bank SDS 12-1449
                           Account #: 173100561153
                           P.O. Box 86
                           Minneapolis, MN 55486

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         (Notices):        U.S. Energy Services, Inc.
                           1000 Superior Blvd. Suite 201
                           Wayzata, MN 55391
                           Attn: Casey Whelan

ASSIGNMENT OR AMENDMENT: The Agreement may not be assigned or amended without the written consent of U.S. Energy and CUSTOMER.

APPLICABLE LAW: The Agreement shall be construed in accordance with the laws of the State of Minnesota.

ENTIRE AGREEMENT: This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof and supersedes all prior Agreements and understanding pertaining hereto.

If the above correctly sets forth CUSTOMER'S understanding of the Agreement, please so indicate in the spaces below and return one copy to U.S. Energy,
Attention: Casey Whelan.

U.S. ENERGY SERVICES, INC.

By:  /s/ Casey Whelan
Title: Vice President

ACCEPTED AND DATED THIS 12th
DAY OF September, 2001.


CUSTOMER
By:  /s/ Jeff Torluemke
Title: Chairman of Managers